INTERNATIONAL SHIPHOLDING CORPORATION
ANNOUNCES ANNUAL MEETING RESULTS

Mobile, Alabama, April 29, 2009 - International Shipholding Corporation (NYSE: ISH) today announced the results from the Company’s Annual Meeting of Stockholders, which was held on April 29, 2009. International Shipholding Corporation’s shareholders:

•	elected the following directors, each to serve until the next annual meeting and until their successors are duly elected and qualified:
o	Niels W. Johnsen
o	Erik F. Johnsen
o	Niels M. Johnsen
o	Erik L. Johnsen
o	Edwin A. Lupberger
o	Edward K. Trowbridge
o	H. Merritt Lane III
o	James J. McNamara
o	T. Lee Robinson, Jr.
•	approved the Company’s proposed 2009 Stock Incentive Plan; and
•	ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Niels M. Johnsen, Chairman and Chief Executive Officer, commented, “While all the directors were elected with a majority vote, we take very seriously that there were a significant number of votes withheld in today’s vote count. Our understanding is that the withholding of votes for a number of directors was due to the advice of two highly followed proxy advisory firms, based on their criteria of independence. As we are committed to the highest corporate governance standards and while currently the composition of our Board adheres to all of the New York Stock Exchange requirements for independence, in response to today’s vote count we have asked our Corporate Governance Committee to recommend to the full Board any steps needed to further strengthen the ‘independence’ of our Board. We remain committed to managing the Company for the long-term benefit of shareholders and further implementing our diversified business approach and proven strategy of maintaining an underlying portfolio of medium to long-term contracts of affreightment and time charters backed by quality counterparties.”

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

International Shipholding
Niels M. Johnsen, Chairman                 (212) 943-4141
Erik L. Johnsen, President                     (251) 243-9221

The IGB Group
Leon Berman                                           (212) 477-8438
Tyler Wilson                                           (646) 673-9701